Exhibit (c)(15)

                                                     NOT FOR PUBLICATION



                          UNITED STATES COURT OF APPEALS
                              FOR THE THIRD CIRCUIT
                              _____________________

                             NOS. 96-2025 and 96-2026
                              _____________________

                         NORFOLK SOUTHERN CORP., ET AL.,

                                       Appellants in No. 96-2025

                                        v.

                            PETER D. FERRARA, ET AL.,

                                       Appellants in No. 96-2026

                              _____________________


                              _____________________


                             NOS. 97-1006 and 97-1009

                              _____________________

                         NORFOLK SOUTHERN CORP., ET AL.,

                                       Appellants in No. 97-1006

                                        v.

                            PETER D. FERRARA, ET AL.,

                                       Appellants in No. 97-1009

                              _____________________
                   Appeal from the United States District Court
                     For the Eastern District of Pennsylvania
                     (D.C. Civil Nos. 96-cv-7167, 96-cv-7350)
                District Judge:  Honorable Donald W. Van Artsdalen
                              _____________________

                 Submitted Pursuant to Third Circuit LAR 34.1(a)
                                February 25, 1997

             BEFORE:  STAPLETON, SCIRICA AND NYGAARD, Circuit Judges

                          (Opinion filed March 7, 1997)





                               ____________________

                               OPINION OF THE COURT

                               ____________________



         PER CURIAM:

                   In the appeals at Nos. 96-2025 and 96-2026, the ap-

         pellants appeal from an order of the district court, the pri-

         mary effect of which was to deny a preliminary injunction to stop a tender offer which subsequently closed on November 20,

         1996.  In the appeals at Nos. 97-1006 and 97-1009, the appel-

         lants appeal from an order of the district court, the primary effect of which was to deny a preliminary injunction to delay a stockholder vote on a charter amendment that subsequently oc-

         curred on January 17, 1997.


                   As appellants in all four appeals stress, they asked

         the district court for other preliminary injunctive relief in addition to a preliminary restraint against the tender offer and the stockholder vote, and these appeals, as a result, are technically not moot.  Nevertheless, we cannot say that the district court, at the time it entered the orders appealed from, abused its discretion in failing to grant any of this additional pendente lite relief.  Appellants failed to demon-

         strate, for example, that they face imminent, irreparable





         injury that would be avoided if any of this additional relief were granted.1

                   Because the tender offer and stockholder vote can no

         longer be enjoined and because we cannot say that the district court abused its discretion in denying other relief, we will affirm the orders giving rise to these appeals.


                   In reaching this conclusion, we are not unmindful of

         the fact that the conduct alleged by appellants to be wrongful may have continuing effects.  If appellants, at any time before the merits of this case can be fully adjudicated, believe that they face imminent, irreparable injury from any such continuing effects, they are, of course, free to apply to the district court for pendente lite relief directed to whatever threatens such injury.  The fact that such relief may become appropriate,

         however, does not mean that the district court erred in entering its orders of November 19, 1996, and January 9, 1997.


                   In the event that additional applications for pen-

         dente lite relief are filed in the district court and ad-

         ditional appeals follow, those appeals will be submitted by the clerk to this panel and will be expedited and decided on the basis of the existing briefing plus any appropriate supplemen-

         tal submissions.
         ----------------------------------
         1. The fact that no stockholder meeting or other corporate action of Conrail is currently scheduled and no competing merger proposals are before the Conrail Board makes it dif-ficult for the appellants to demonstrate an immediate threat of irreparable injury. The application for a preliminary injunc-tion in the first filed cases did ask for an order enjoining enforcement of the 270 day lock-out provision and that provi-sion, now extended to 720 days, remains in the merger agreement. However, a pronouncement on the validity of that provision in the context of a request for a preliminary injunction would not, of course, finally resolve the issue of its validity, and, more importantly, the record does not indicate that such a preliminary injunction would save appellants from any immediately threatened irreparable injury or, indeed, change the status quo in any other way. To the contrary, it suggests that the Conrail Board would remain committed to the CSX proposal even if it were not bound by a contract provision.